Exhibit 99.1

          Medical Staffing Network Holdings Announces Third
                    Quarter 2006 Operating Results

            140% Increase In Operating Income; EPS of $0.04


    BOCA RATON, Fla.--(BUSINESS WIRE)--November 1, 2006--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $95.6 million for the third quarter of 2006, a slight increase from second quarter 2006 revenues of $95.3 million and a decrease of 6.6% from third quarter 2005 revenues of $102.4 million, primarily resulting from the closure of underperforming branches during the Company's previously announced restructuring initiative in the first quarter of 2006. Net income for the third quarter of 2006 was $1.1 million, or $0.04 per diluted share, as compared with $0.2 million, or $0.01 per diluted share, (including an after tax charge of $0.3 million, or $0.01 per diluted share, associated with the expense of an acquisition which was not completed) for the third quarter of 2005.

    Commenting on the third quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "We are pleased that we have continued to fulfill our commitment to improve profitability in 2006. Various internal growth initiatives were implemented during the quarter resulting in an increase in both sequential revenues and gross margin. We have seen a modest increase in our bill-to-pay spread and our efforts will remain focused on further expansion during the remainder of 2006 and into 2007. Our gross margin has improved 80 basis points over the prior year quarter and 50 basis points sequentially. We believe that this improvement will continue into the fourth quarter."

    Gross profit was $21.7 million for the third quarter of 2006, an increase of 2.8% from the second quarter of 2006 gross profit of $21.2 million and a 3.2% decrease from the third quarter of 2005 gross profit of $22.5 million. Gross margin for the third quarter of 2006 was 22.7%, an increase from the gross margin of 22.2% for the second quarter of 2006 and 21.9% for the third quarter of 2005. The 80 basis point increase from the prior year was primarily due to an increase in the bill-to-pay spread, partially offset by higher travel and benefit costs in the current year.

    Selling, general and administrative expenses were $18.4 million, or 19.2% of revenues, in the third quarter of 2006 as compared with $17.5 million, or 18.4% of revenues, in the second quarter of 2006 and $19.7 million, or 19.2% of revenues, for the same period of the prior year. The increase from the second quarter was primarily attributable to the Company reinvesting in various organic growth initiatives. The decrease from the prior year was primarily due to cost reduction measures and the closure of underperforming branches in the first quarter 2006 restructuring initiative, partially offset by the aforementioned third quarter reinvestment.

    Revenues were $285.9 million for the nine months ended September 24, 2006, a decrease of 6.2% from revenues of $304.9 million for the comparable prior year period. Net loss for the nine months ended September 24, 2006, was $2.2 million, or $0.07 per share, compared to a net loss of $0.5 million, or $0.02 per share, for the comparable prior year period. The net loss for the nine months ended
September 24, 2006, is inclusive of an after tax charge of $3.8 million, or $0.12 per diluted share, for restructuring and related goodwill impairment charge associated with the first quarter 2006 restructuring initiative. The net loss for nine months ended September 25, 2005, was inclusive of an after tax charge of $0.3 million, or $0.01 per diluted share, associated with the expense of an acquisition which was not completed.

    Gross profit was $62.6 million for the nine months ended September 24, 2006, a decrease of 6.2% from the gross profit of $66.7 million for the comparable prior year period. Gross margin for the nine months ended September 24, 2006, was 21.9%, consistent with the comparable prior year period. The increase in bill-to-pay spread was offset by higher benefit, travel and housing costs.

    Selling, general and administrative expenses were $55.0 million, or 19.2% of revenues, for the nine months ended September 24, 2006, as compared with $60.9 million, or 20.0% of revenues, for the comparable prior year period. The decrease was primarily due to cost reduction measures and the closure of underperforming branches in the first quarter 2006 restructuring initiative.

    Kevin S. Little, president and chief financial officer stated, "As previously announced, we recently amended our senior credit facility. The amendment reduces our cost of capital as we continue to focus on improving our profitability. Additionally, the maturity date of the facility was extended to September 2009, and the unused available capacity gives us the flexibility to remain opportunistic with regards to acquisitions."

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 1:00 p.m. Eastern time on Thursday, November 2, 2006. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, maintain the reduction in the cost of capital resulting from the amended credit facility, our ability to obtain additional financing in future periods, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.




               MEDICAL STAFFING NETWORK HOLDINGS, INC.
           Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                        Sept. 24,   Sept. 25,   Sept. 24,   Sept. 25,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Service revenues          $95,646    $102,408    $285,923    $304,856
Cost of services
 rendered                  73,904      79,936     223,309     238,116
                       ----------- ----------- ----------- -----------
  Gross profit             21,742      22,472      62,614      66,740
                       ----------- ----------- ----------- -----------

Operating expenses:
  Selling, general and
   administrative          18,358      19,696      55,024      60,945
  Depreciation and
   amortization               927       1,241       2,982       4,083
  Restructuring and
   other charges                -         512       6,272         512
                       ----------- ----------- ----------- -----------
Total operating
 expenses                  19,285      21,449      64,278      65,540
                       ----------- ----------- ----------- -----------

Income (loss) from
 operations                 2,457       1,023      (1,664)      1,200
Interest expense, net         651         653       1,986       2,105
                       ----------- ----------- ----------- -----------

Income (loss) before
 provision for
 (benefit from) income
 taxes                      1,806         370      (3,650)       (905)
Provision for (benefit
 from) income taxes           722         150      (1,460)       (398)
                       ----------- ----------- ----------- -----------

Net income (loss)          $1,084        $220     $(2,190)      $(507)
                       =========== =========== =========== ===========

Basic and diluted net
 income (loss) per
 share                      $0.04       $0.01      $(0.07)     $(0.02)
                       =========== =========== =========== ===========

Weighted average
 common shares
 outstanding:
  Basic                    30,257      30,234      30,246      30,233
  Diluted                  30,300      30,292      30,246      30,233

Operating Statistics:
Hours worked                2,346       2,460       7,016       7,405




               MEDICAL STAFFING NETWORK HOLDINGS, INC.
                Condensed Consolidated Balance Sheets
                      (unaudited; in thousands)
                                                 Sept. 24,   Dec. 25,
                                                   2006        2005
                                                ----------- ----------

ASSETS
Current assets:
  Cash and cash equivalents                         $1,120        $42
  Accounts receivable, net                          58,216     55,863
  Other current assets                               5,997      6,542
                                                ----------- ----------
    Total current assets                            65,333     62,447

Furniture and equipment, net                         7,762      8,427
Goodwill                                           127,667    130,589
Other assets, net                                    2,083      3,453
                                                ----------- ----------

Total assets                                      $202,845   $204,916
                                                =========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other current
   liabilities                                     $19,983    $14,416
  Accrued payroll and related liabilities            8,276      6,157
                                                ----------- ----------
    Total current liabilities                       28,259     20,573

Long-term debt                                      18,264     23,991
Deferred income taxes                                8,096      9,790
Other long-term obligations                          1,071      1,314
                                                ----------- ----------
  Total liabilities                                 55,690     55,668

Commitments and contingencies

Total stockholders' equity                         147,155    149,248
                                                ----------- ----------

Total liabilities and stockholders' equity        $202,845   $204,916
                                                =========== ==========



    CONTACT: Medical Staffing Network Holdings, Inc.
             Jeff Yesner, 561-322-1303
             Vice President, Finance